EXHIBIT 4.3

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Ceradyne, Inc.

2.875% Senior Subordinated Convertible Notes due 2035

No. A1 CUSIP: 156710 AA 3

Ceradyne, Inc., a Delaware corporation, promises to pay to Cede & Co. or registered assigns the principal amount of One Hundred Ten Million Dollars ($110,000,000.00) on December 15, 2035.

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2006

Record Dates:	June 1 and December 1

This Security shall bear interest as specified on the other side of this Security. This Security is convertible as specified on the other side of this Security.

Additional provisions of this Security are set forth on the other side of this Security.

Dated: December 19, 2005

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of December 19, 2005.

Ceradyne, Inc.

By:

Joel P. Moskowitz,
Chief Executive Officer and President

By:

Jerrold J. Pellizzon,
Chief Financial Officer

Trustee’s Certificate of Authentication:

This is one of the Securities referred to in the within-mentioned Indenture.

UNION BANK OF CALIFORNIA, N.A., as Trustee

By:

Authorized Signatory:

Ceradyne, Inc.

2.875% Senior Subordinated Convertible Notes due 2035

1.	INTEREST

The Company promises to pay interest on the principal amount of this Note at the rate of 2.875% per annum. The Company shall pay interest semiannually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”), commencing on June 15, 2006. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 19, 2005; provided, however, that if there is not an existing default in the payment of interest and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding interest payment date, such interest payment date. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

In addition, the Company shall pay contingent interest (“Contingent Interest”) to the Holders during any six-month period (a “Contingent Interest Period”) from June 15 to December 14 and from December 15 to June 14, commencing with the six-month period beginning December 20, 2010 and ending on July 14, 2011, if the average Trading Price of a Note for the five Trading Day period ending on the third Trading Day immediately preceding the first day of the relevant Contingent Interest Period equals $1,200 (120% of the principal amount of a Note) or more.

Upon a determination by the Company that Holders will be entitled to receive Contingent Interest which will become payable during a Contingent Interest Period, on or prior to the first day of such Contingent Interest Period, the Company shall provide notice in the form of an Officer’s Certificate to the Trustee setting forth the amount of such Contingent Interest per $1,000 principal amount of Notes and shall issue a press release through a public medium as is customary for such a press release.

The amount of Contingent Interest payable per $1,000 principal amount of Security for any relevant Contingent Interest Period shall equal 0.25% per annum of the average Trading Price of such Security for the five Trading Day period ending on the third Trading Day immediately preceding the first day of the relevant Contingent Interest Period. Contingent Interest, if any, will accrue and be payable to Holders in the same manner as regular interest, and a Holder’s obligation to pay the Company Contingent Interest in connection with the conversion of a Security will also be the same as regular interest. Regular interest will continue to accrue at the rate of 2.875% per year on the principal amount of the Securities whether or not Contingent Interest is paid.

If this Security is redeemed pursuant to Section 6 of this Security or the Holder elects to require the Company to repurchase this Security pursuant to Section 8 of this Security, on a date that is after the Regular Record Date and prior to the corresponding Interest Payment Date, interest (including Contingent Interest, if any, accrued and unpaid hereon to, but not including, the applicable Redemption Date, Put Right Purchase Date or Fundamental Change Repurchase Date), will be paid to the same Holder to whom the Company pays the principal of such Note regardless of whether such Holder was the registered Holder on the Regular Record Date immediately preceding the applicable Redemption Date, Put Right Purchase Date or Fundamental Change Repurchase Date.

Interest (including Contingent Interest, if any) on Securities converted after the close of business on a Regular Record Date but prior to the opening of business on the corresponding Interest Payment Date will be paid to the Holder of the Securities on each Regular Record Date but, upon conversion, the Holder must pay the Company the interest (including Contingent Interest, if any) which has accrued and will be paid on such Interest Payment Date. No such payment need be made with respect to Securities which will be converted after a Regular Record Date and prior to the corresponding Interest Payment Date after being called for redemption by the Company.

2.	METHOD OF PAYMENT

The Company shall pay interest on this Security (except defaulted interest) to the person who is the Holder of this Security at the close of business on June 1 or December 1, as the case may be, (each, a “Regular Record Date”) immediately preceding the related Interest Payment Date. The Holder must surrender this Security to a Paying Agent to collect payment of principal. The Company will pay principal and interest (including Contingent Interest, if any) in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest (including Contingent Interest, if any) in respect of any Certificated Security by check or wire payable in such money; provided, however, that a Holder with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such Holder if such Holder has provided wire transfer instructions to the Trustee at least 10 Business Days prior to the Payment Date. The Company may mail an interest check to the Holder’s registered address. Notwithstanding the foregoing, so long as this Security is registered in the name of a Depositary or its nominee, all payments hereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

Any wire transfer instructions received by the Trustee will remain in effect until revoked by the Holder.

3.	PAYING AGENT, REGISTRAR AND CONVERSION AGENT

Initially, Union Bank of California, N.A. (the “Trustee,” which term shall include any successor trustee under the Indenture hereinafter referred to) will act as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar or Conversion Agent without notice to the Holder. The Company or any of its Subsidiaries may, subject to certain limitations set forth in the Indenture, act as Paying Agent or Registrar.

4.	INDENTURE, LIMITATIONS

This Security is one of a duly authorized issue of Securities of the Company designated as its 2.875% Senior Subordinated Convertible Notes Due 2035 (the “Securities”), issued under an Indenture dated as of December 19, 2005 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated December 19, 2005 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The terms of this Security include those stated in the Indenture and those required by or made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture. This Security is subject to all such terms, and the Holder of this Security is referred to the Indenture and said Act for a statement of them.

The Securities are senior subordinated unsecured obligations of the Company limited to $121,000,000 in aggregate principal amount at maturity. The Indenture does not limit the incurrence of other debt of the Company or its existing or future Subsidiaries, secured or unsecured.

5.	REDEMPTION AT THE OPTION OF THE COMPANY

Prior to December 20, 2010, the Securities shall not be redeemable. On or after December 20, 2010, the Company may, at its option, redeem the Securities for cash, as a whole at any time or from time to time in part, at the Redemption Price (expressed as a percentage of the principal amount) set forth below if redeemed during the periods described below, plus accrued and unpaid cash interest, if any, and Contingent Interest, if any, up to but not including the applicable Redemption Date (the “Redemption Price”); provided that if the Redemption Date falls after the close of business on a Regular Record Date and before the related Interest Payment Date, then interest on the Securities payable on such Interest Payment Date will instead be payable to the Holders in whose names the Securities are registered at the close of business on such Regular Record Date. Securities or portions of Securities called for redemption shall be convertible by the Holder until the close of business on the Business Day prior to the relevant Redemption Date.

Period	Redemption Price
Beginning on December 20, 2010 and ending December 14, 2011	100.821%
Beginning on December 15, 2011 and ending December 14, 2012	100.411%
Beginning on December 15, 2012 and thereafter	100.000%

6.	NOTICE OF REDEMPTION

Notice of redemption, as set forth in Section 3.03 of the First Supplemental Indenture, will be mailed by first-class mail at least 30 days but not more than 60 days before a Redemption Date to each Holder of Securities to be redeemed at its registered address. Securities in denominations larger than $1,000 may be redeemed in part, but only in whole multiples of $1,000. On and after the Redemption Date, subject to the deposit with the Paying Agent of funds sufficient to pay the Redemption Price, such Securities or portions of them called for redemption will cease to be outstanding, whether or not the Security is delivered to the Paying Agent, and the rights of the Holder in respect thereof shall cease (other than the right to receive the Redemption Price).

7.	PURCHASE OF SECURITIES AT OPTION OF HOLDER UPON A FUNDAMENTAL CHANGE

At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase for cash, subject to certain exceptions described in the Indenture all or any part specified by the Holder (so long as the principal amount of such part is $1,000 or an integral multiple of $1,000) of the Securities held by such Holder on a date specified by the Company that is no earlier than 15 days and no later than 30 days after the date of the Fundamental Change Company Notice, at a purchase price equal to 100% of the principal amount thereof together with unpaid interest, if any, and Contingent Interest, if any, accrued to, but excluding, the Fundamental Change Repurchase Date. The Holder shall have the right to withdraw any Fundamental Change Repurchase Notice (in whole or in a portion thereof that is $1,000 or an integral multiple of $1,000) at any time prior to the close of business on the fifth Business Day prior to the Fundamental Change Repurchase Date by delivering a written notice of withdrawal to the Paying Agent in accordance with the terms of the Indenture.

8.	PURCHASE OF SECURITIES AT OPTION OF HOLDER ON SPECIFIED DATES

At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase for cash all or any part specified by the Holder (so long as the principal amount of such part is $1,000 or an integral multiple of $1,000) of the Securities held by such Holder on the applicable Put Right Purchase Date at the applicable Put Right Purchase Price. The Holder shall have the right to withdraw any Put Right Purchase Notice (in whole or in a portion thereof that is $1,000 or an integral multiple of $1,000) at any time prior to the close of business on the Business Day prior to the Put Right Purchase Date by delivering a written notice of withdrawal to the Paying Agent in accordance with the terms of the Indenture.

9.	CONVERSION

Subject to and upon compliance with the provisions of the Indenture and upon the occurrence of the events specified in Section 4.01 of the First Supplemental Indenture, a Holder may surrender for conversion any Security that is $1,000 principal amount or integral multiples thereof. In lieu of receiving shares of the Company’s Common Stock, a Holder will receive, for each $1,000 principal amount of Securities surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the Conversion Value, as defined in the Indenture; and

•
if the Conversion Value is greater than $1,000, a number of shares of the Company’s Common Stock (the “Remaining Shares”) equal to the sum of the Daily Share Amounts, as defined in the Indenture, for each of the 10 consecutive Trading Days in the Conversion Reference Period, subject to the Company’s right to deliver cash in lieu of all or a portion of such Remaining Shares as described in the Indenture.

No fractional share of Common Stock shall be issued upon conversion of a Security. Instead, the Company shall pay a cash adjustment as provided in the Indenture.

10.	SUBORDINATION

The Indebtedness evidenced by this Security is, to the extent and in the manner provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all amounts then due on all Senior Debt of the Company; provided, however, that the Securities, the Indebtedness represented thereby and the payment of the principal of and premium, if any, and interest (including Contingent Interest, if any) on the Securities in all respects shall rank equally with, or prior to, all existing and future Indebtedness of the Company that is expressly subordinated to any Senior Debt, and this Security is issued subject to such provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes.

11.	DENOMINATIONS, TRANSFER, EXCHANGE

The Securities are in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount. A Holder may register the transfer of or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

12.	PERSONS DEEMED OWNERS

The Holder of a Security may be treated as the owner of it for all purposes.

13.	UNCLAIMED MONEY

If money for the payment of principal or interest (including Contingent Interest, if any) remains unclaimed for two years, the Trustee and any Paying Agent will pay the money back to the Company at its written request, subject to applicable unclaimed property law and the provisions of the Indenture. After that, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

14.	AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding, and an existing Default or Event of Default and its consequence or compliance with any provision of the Indenture or the Securities may be waived in a particular instance with the consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. Without the consent of or notice to any Holder, the Company and the Trustee may amend or supplement the Indenture or the Securities to, among other things, cure any ambiguity, omission, defect or inconsistency or make any other change that does not adversely affect the rights of the Holders in any material respect. The Company may also amend the Indenture, without consent of the Holders or the Trustee, for the purpose of surrendering the Company’s right to issue shares of Common Stock upon conversion of the Securities.

15.	SUCCESSOR ENTITY

When a successor corporation assumes all the obligations of its predecessor under the Securities and the Indenture in accordance with the terms and conditions of the Indenture, the predecessor corporation (except in certain circumstances specified in the Indenture) shall be released from those obligations.

16.	DEFAULTS AND REMEDIES

Under the Indenture, an Event of Default shall occur if:

(1)
the Company shall fail to pay when due the Principal or any Redemption Price, Put Right Purchase Price or Fundamental Change Repurchase Price of any Security, including any Make-Whole Premium, when the same becomes due and payable whether at the Final Maturity Date, upon redemption, repurchase, acceleration or otherwise; or

(2)	the Company shall fail to pay an installment of cash interest or Contingent Interest, if any, on any of the Securities, which failure continues for 30 days after the date when due; or

(3)	the Company shall fail to deliver when due all cash and shares of Common Stock deliverable upon conversion of the Securities, which failure continues for 15 days; or

(4)
the Company shall fail to perform or observe any other term, covenant or agreement contained in the Securities or the Indenture upon the Company’s receipt of a Notice of Default, and fails to cure such default (or obtain a waiver thereof) within 30 days after receipt of the Notice of Default; or

(5)
default in the payment of principal when due or resulting in acceleration of other Indebtedness of the Company or any significant Subsidiaries for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10,000,000 and such acceleration has not been rescinded or annulled or such Indebtedness repaid within a period of 30 days after receipt of a Notice of Default, provided that if any such default is cured, waived, rescinded or annulled, then the Event of Default by reason thereof would be deemed not to have occurred; or

(6)	the Company fails to provide a Fundamental Change Company Notice in accordance with Section 3.08 of the First Supplemental Indenture; or

(7)	the Company pursuant to or within the meaning of any Bankruptcy Law:

(A)	commences as a debtor a voluntary case or proceeding; or

(B)	consents to the entry of an order for relief against it in an involuntary case or proceeding or the commencement of any case against it; or

(C)	consents to the appointment of a Receiver of it or for all or substantially all of its property; or

(D)	makes a general assignment for the benefit of its creditors;

(E)	files a petition in bankruptcy or answer or consent seeking reorganization or relief; or

(F)	consents to the filing of such a petition or the appointment of or taking possession by a Receiver; or

(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	grants relief against the Company in an involuntary case or proceeding or adjudicates the Company insolvent or bankrupt;

(B)	appoints a Receiver of the Company or for all or substantially all of the property of the Company; or

(C)	orders the winding up or liquidation of the Company; and in each case the order or decree remains unstayed and in effect for 60 consecutive days.

The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) or any similar federal or state law for the relief of debtors. The term “Receiver” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

Notwithstanding the above, no Event of Default under clauses (4) or (5) above shall occur until the Trustee notifies the Company in writing, or the Holders of at least 25% in aggregate principal amount of the Securities then outstanding notify the Company and the Trustee in writing, of the Default (a “Notice of Default”), and the Company does not cure the Default within the time specified in clause (4) or (5), as applicable, after receipt of such notice.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above) occurs and is continuing with respect to the Company, the Trustee may, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Securities then outstanding may, by notice to the Company and the Trustee, declare the principal amount and accrued and unpaid interest, if any, and accrued and unpaid Contingent Interest, if any, through the date of declaration on all the Securities to be immediately due and payable. Upon such a declaration, such principal amount and such accrued and unpaid interest, if any, and such accrued and unpaid Contingent Interest, if any, shall be due and payable immediately. If an Event of Default specified in clauses (7) or (8) occurs in respect of the Company and is continuing, the principal amount and accrued but unpaid interest, if any, and accrued and unpaid Contingent Interest, if any, on all the Securities shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Securities. The Holders of a majority in aggregate principal amount of the Securities then outstanding by notice to the Trustee may rescind an acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of the Securities which have become due solely by such declaration of acceleration, have been cured or waived; (b) to the extent the payment of such interest is lawful, interest (calculated at the rate per annum borne by the Securities) on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; (c) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (d) all payments due to the Trustee and any predecessor Trustee under the Indenture have been made. No such rescission shall affect any subsequent Default or impair any right consequent thereto. Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default in payment of principal or interest) if and so long as it determines that withholding notice is in their interests. The Company is required to file periodic certificates with the Trustee as to the Company’s compliance with the Indenture and knowledge or status of any Default.

17.	TRUSTEE DEALINGS WITH THE COMPANY

Union Bank of California, N.A., the initial Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or an Affiliate of the Company, and may otherwise deal with the Company or an Affiliate of the Company, as if it were not the Trustee.

18.	NO RECOURSE AGAINST OTHERS

A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture nor for any claim based on, in respect of or by reason of such obligations or their creation. The Holder of this Security by accepting this Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Security.

19.	AUTHENTICATION

This Security shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the other side of this Security.

20.	ABBREVIATIONS AND DEFINITIONS

Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

All terms defined in the Indenture and used in this Security but not specifically defined herein are defined in the Indenture and are used herein as so defined.

21.	INDENTURE TO CONTROL; GOVERNING LAW

In the case of any conflict between the provisions of this Security and the Indenture, the provisions of the Indenture shall control. This Security and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: Ceradyne, Inc. 3169 Red Hill Avenue, Costa Mesa, California 92626, Attention: Chief Financial Officer, Facsimile No.: (714) 556-0361, Telephone No.: (714) 549-0421.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code) and irrevocably appoint

Agent to transfer this Security on the books of the Company. The agent may substitute another to act for him or her.

Date:	Your Signature:
(Sign exactly as your name appears
on the other side of this Security)

* Signature guaranteed by:

By:________________________________________

*
The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

CONVERSION NOTICE

To convert this Security, check the box:

☐

To convert only part of this Security, state the principal amount to be converted (must be $1,000 or a integral multiple of $1,000): $____________.

If you want the cash paid to another person or the stock certificate made out in another person’s name, fill in the form below:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Date:	Your Signature:
(Sign exactly as your name appears
on the other side of this Security)

* Signature guaranteed by:

By:__________________________________

*
The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

FUNDAMENTAL CHANGE REPURCHASE NOTICE

To: Ceradyne, Inc.

The undersigned registered owner of this Security hereby irrevocably acknowledges receipt of a notice from Ceradyne, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and requests and instructs the Company to purchase the entire principal amount of this Security, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Security at the Fundamental Change Repurchase Price, together with accrued and unpaid interest and Contingent Interest, if any, to, but excluding, such date, to the registered Holder hereof.

Date:	Your Signature:

Signature(s) must be guaranteed by a qualified guarantor institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranty

Principal amount to be redeemed (in an integral multiple of $1,000, if less than all):

NOTICE: The signature to the foregoing Election must correspond to the Name as written upon the face of this Security in every particular, without any alteration or change whatsoever.

OPTION TO ELECT PURCHASE
ON SPECIFIED DATES

To: Ceradyne, Inc.

The undersigned hereby requests and instructs Ceradyne, Inc. to purchase the entire principal amount of this Security, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, on ________________ in accordance with the terms of the Indenture referred to in this Security at the Put Right Purchase Price for the next occurring Put Right Purchase Date to the registered Holder hereof.

Date:	Your Signature:

Signature(s) must be guaranteed by a qualified guarantor institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranty

Principal amount to be redeemed (in an integral multiple of $1,000, if less than all):

NOTICE: The signature to the foregoing Election must correspond to the Name as written upon the face of this Security in every particular, without any alteration or change whatsoever.

SCHEDULE OF EXCHANGES OF SECURITIES

The following exchanges, purchase, redemptions, purchases or conversions of a part of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Security	Amount of Increase in Principal Amount of this Security	Principal Amount of this Global Security following Each Increase or Decrease	Signature of Authorized Officer of Trustee